[LOGO] MINUTEMAN
Contact Thomas J. Nolan
Chief Financial Officer and Secretary
(630) 627-6900                                             For Immediate Release


                MINUTEMAN INTERNATIONAL REPORTS DEATH OF CHAIRMAN
                                  JEROME E. RAU

ADDISON, IL, September 22, 2000 - Minuteman International, Inc. (Nasdaq:MMAN) today said that its chairman, CEO and former president, Jerome E. Rau, passed away Wednesday, September 20, 2000, while on a business trip to Argentina.

A planned management succession effective this past January saw his son, Gregory J. Rau, assume the offices of president and chief operating officer of the floor-care equipment manufacturer. In a seamless transition, the company's Board of Directors has designated him to be the new chief executive officer in addition to his other positions.

Jerome E. Rau, 67, joined Minuteman in 1981. He previously was vice president of the industrial division of Advance Machine Company of Spring Lake, MN. At the University of Minnesota, he was a guard on the Golden Gophers football team in the mid-1950s. Following college, he taught, coached and refereed at the high school level for a number of years before going into business. He was a past president of the International Sanitary Supply Association, the industry's major trade group.

Gregory J. Rau, 41, began his 17-year career with Minuteman in 1983. He rose primarily through the sales ranks, becoming vice president of sales in 1989 before being named executive vice president in 1997.

"Greg's experience at Minuteman is only about two years short of his father's," a company spokesperson said. "He has proven himself to be well liked by our dealers and very knowledgeable in industry matters, the technology of our product line and the interpretation of financial statements"

Minuteman Intemafional, Inc., headquartered in the Chicago suburb of Addison, Illinois, is a full-line manufacturer of Minuteman and Powerl3oss commercial and industrial vacuums, floor and carpet-care equipment, Multi-Clean brand chemical products for cleaning and coating, litter pick-up machines, and lawn-sweeping equipment under the Parker Sweeper label. The corporation has dealers in more than 40 countries.

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               Minuteman International, Inc. o World headquarters
  111 South Rohlwing Road o Addison, Illinois 60101 USA o Phone (630) 627-1130
                   o Fax(630) 627-1130 o www.minutemanintl.com